Independent Director Agreement

This Independent Director Agreement (the “Agreement”), is entered into this 29th day of April, 2025, by and between TV Channels Network, Inc. (the “Company”), having a principal address at 7582 Las Vegas Blvd. South, Las Vegas, Nevada 89123, and Marshall Thompson (the “Director”), having a home address of 7612 Emerald Garden Circle, Las Vegas, Nevada 89123.

1.ENGAGEMENT AND DURATION

1.1The Company hereby engages the services of the Director to perform the duties of an independent member of the Board of Directors for the Company, and the Director hereby accepts such engagement and agrees to perform the services to the best of his ability and in accordance with terms and conditions of this Agreement.

1.2The initial term of this Agreement shall commence upon execution of this Agreement, and shall end on April 30, 2026.  This Agreement can be renewed for successive one (1) year terms upon election to the Board of Director by the shareholders of the Company.

1.3Director shall perform all work designated under the terms of this Agreement at the location of the Company’s corporate headquarters, or at such other locations as the Company and Director jointly see fit.

2.DUTIES

2.1  The Director shall perform various duties typically incumbent upon an independent director of a small publicly traded company.  Specific duties shall include, but are not limited to, attending regular and special meetings of the Board of Directors, and serving on the Board’s Audit committee, Compensation committee, and Nominating committee.

2.2The Director shall use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to the Director, perform faithfully and efficiently such responsibilities.

2.3The Director will, subject to the terms of this agreement, comply promptly and faithfully with the Company’s reasonable instructions, directions, requests, rules and regulations as may be expected of a corporate President.  The Company shall not be deemed to have waived the right to require the Director to perform any duties hereunder by assigning the Director to any other duties or services or by assigning another individual to perform the duties of the Director.

2.4The Director’s performance of personal, civil, or charitable activities or the Director’s service on any boards or committees as of the date of this Agreement or at any future time during the term of this Agreement shall not be deemed to interfere with the performance of the Director’s services and responsibilities to the Company pursuant to this Agreement.

2.5In the event of a change of control of the Company, the Director shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as she had as of the date immediately prior to the change of control.  Following a change of control, the Director’s services shall be performed at such location as may be mutually agreed upon between the Company and the Director.  For the purposes of this Agreement, a “change of control” shall be deemed to have occurred when:

(a)a person other than the current control person(s) of the Company becomes a control person; or

(b)a majority of the directors elected at any annual or special meeting of the Shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board of Directors.

3.REMUNERATION AND BENEFITS

3.1Base Pay.  Director shall receive the sum of ten thousand dollars ($10,000.00) per year as Base Pay.  The Base Pay shall be paid to Director on an annual basis, the first payment due and payable upon the clearance for trading of the Company’s common stock by NASDAQ.

3.2Expense Reimbursement.  Director shall be reimbursed by Company for all documented and reasonable expenses incurred by Director as a result of the performance of his duties under this Agreement.

3.4Taxes and Insurance.  Director expressly agrees that his status with the Company is that of an Independent Director, as those terms are defined within the Internal Revenue Code.

4.RESTRICTIVE COVENANTS

4.1Delivery of Records

4.1.1Upon the termination of the Director’s employment with the Company, the Director will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company.

4.2  Confidentiality

4.2.1 The term “Confidential Information” means any and all information concerning the business of the Company which the Director may receive or develop as a result of his/her employment.  All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by the Director are the property of the Company and/or such parties.  The Director shall not make any unauthorized disclosure or use of and shall use his/her best efforts to prevent publication or disclosure or use of such confidential information.

4.2.2The Director acknowledges that any unauthorized disclosure, reproduction or use of such Confidential Information by the Director may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Director.

4.2.3 Except as authorized by the Company, the Director will not:

      (a)duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information;

(b) use the Company’s Confidential Information without the prior written consent of the Company; or

      (c)incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

4.2.4The Director will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect the Director’s own Confidential Information.

4.2.5The restrictive obligations set forth above shall not apply to the disclosure or use of information which:

(a)is or later becomes publicly known under circumstances involving no breach of this agreement by the Director;

(b) is already known to the Director at the time of receipt of the Confidential Information;

(c) is lawfully made available to the Director by a third party; or

(d)is independently developed by and Director of the Director who has not been privy to the Confidential Information provided by the Company.

4.2.6If the Director contends that any such information disclosed to him by the Company is in the public domain or was in the possession of the Director prior to such disclosure and not under an obligation of confidence, the Director will, within ten days of receipt by the Director of such disclosure give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which the Director or any other person has made use of such concept or information.  If the Director has not within ten days of receipt by the Director of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to the Director concerning the development originated with the Company and constitutes secret and confidential information and know-how.

4.2.7The Director hereby certifies that he has not brought and will not bring with the Director to the Company or use while performing his Director duties for the Company any materials or documents of a former employer of the Director which are not generally available to the public except the know-how to which the right to use has duly licensed to the Company by such former employer.  The Director understands that while employed by the Company, the employer is not to breach any obligation of confidence or duty and the Director agrees that he will fulfill all such obligations during his employment with the Company.

4.2.8No patent right or licenses are guaranteed by this agreement and patent rights or licenses now or developed during the term of this agreement are the property of this Company.  The disclosure of Confidential Information under this agreement shall not result in any obligation for either party to grant any rights in its patent rights or confidential information, and no other obligations of any kind are assumed by or implied against either party, except for those stated in this agreement.

4.2.9The provisions of section 4.2 shall survive the termination of this agreement.

5.TERMINATION

5.1.  The Director may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote pursuant to Nevada Revised Statutes section 78.335.

5.2The Director may terminate his obligations under this agreement:

(a) upon the default or breach of any term of this Agreement by the Company if such breach or default has not been remedied or is not being remedied to the satisfaction of the Director, acting reasonably, within 14 days after written notice of the breach or default has been delivered by the Director to the Company; or

(b) at the will of the Director.

5.4The rights of the Company and the Director under this section 5 are in addition to and not in derogation of any other remedies which may be available to the Company or the Director at law or in equity.

6.PERSONAL NATURE

6.1This agreement is personal and is entered into based upon the singular skill, qualifications and experience of the Director.

7.WAIVER

7.1No consent or waiver, express or implied, by any party to this agreement of any breach or default by the other party in the performance of its obligations under this agreement or of any of the terms, covenants or conditions of this agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this agreement.  The failure of any party to this agreement to assert any claim in a timely fashion for any of its rights or remedies under this agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

8.NOTICES

8.1Any notice relating to this agreement or required or permitted to be given in accordance with this agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this agreement.  Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

8.2Each party to this agreement may change its address for the purpose of this section 8.0 by giving written notice of such change in the manner provided for in section 8.1.

9.APPLICABLE LAW

9.1This agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United applicable therein, which shall be deemed to be the proper law hereof.

10.SEVERABILITY

10.1If any provision of this agreement for any reason be declared invalid, such declaration shall not effect the validity of any remaining portion of the agreement, which remaining portion shall remain in full force and effect as if this agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

11.ENTIRE AGREEMENT

11.1This agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This agreement cannot be amended or supplement except by a written agreement executed by both parties hereto, provided that if the Company becomes listed on any U.S. stock market or quotation system, the terms of this agreement may upon mutual agreement be renegotiated.

12.ARBITRATION

12.1In the event of any dispute arising in the determination of the compensation to be paid pursuant to section 5 or of the Director’s salary as set out in this agreement, the matter in dispute shall be referred to the auditors of the Company for determination.  If the auditors cannot agree on a determination of the matter in dispute within ten days following the referral to them, the matter in dispute shall be referred to a single arbitrator agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

13.NON-ASSIGNABILITY

13.1This agreement shall not be assigned by either party to this agreement without the prior written consent of the other party to this agreement.

14.BURDEN AND BENEFIT

14.1This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

15.COUNTERPART

15.1This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Independent Director Agreement as of the date set out on the first page of this agreement.

TV CHANNELS NETWORK, INC.	MARSHALL THOMPSON
(“Company”)	(“Director”)

/s/ Darryl Payne	/s/ Marshall Thompson
Darryl Payne, President	Marshall Thompson